FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT: Mark S. White President & CEO (918) 287-2919

OSAGE BANCSHARES, INC.

ANNOUNCES DATE OF FIRST

ANNUAL MEETING OF STOCKHOLDERS

(Pawhuska, Oklahoma – August 23, 2007) Osage Bancshares, Inc. (NASDAQ: OSBK) today announced that it would hold its first annual meeting of stockholders on November 21, 2007. Osage Bancshares, Inc. is the holding company for Osage Federal Bank headquartered in Pawhuska, Oklahoma.